SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
   of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                     Commission File Number   0-14246


                     Wheelabrator Technologies Inc.
          -------------------------------------------------------
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      4 Liberty Lane West, Hampton, New Hampshire 03842    (603) 929-3000
      -------------------------------------------------------------------
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                CODE, OF
 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                     Common Shares, par value $.01 per share
           --------------------------------------------------------
           (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                     None
          -----------------------------------------------------------
          (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
             TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    (X)       Rule 12h-3(b)(1)(ii)    ( )
            Rule 12g-4(a)(1)(ii)   ( )       Rule 12h-3(b)(2)(i)     ( )
            Rule 12g-4(a)(2)(i)    ( )       Rule 12h-3(b)(2)(ii)    ( )
            Rule 12g-4(a)(2)(ii)   ( )       Rule 15(d)-6            ( )
            Rule 12h-3(b)(1)(i)    (X)

      Appropriate number of holders of record as of the certification or notice date:
                                   One

      Pursuant to the requirements of the Securities Exchange Act of 1934 Wheelabrator Technologies Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 DATE:  March 30, 1998         BY:  /s/ Thomas A. Witt, Secretary


 Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.